UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RICEBRAN TECHNOLOGIES

(Name of the Registrant as Specified in its Charter)

LF-RB MANAGEMENT, LLC

GARY L. HERMAN

MICHAEL GOOSE

STEPHEN D. BAKSA

LARRY HOPFENSPIRGER

RICHARD JACINTO II

EDWARD M. GILES

RICHARD BELLOFATTO

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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LF-RB Management, LLC and Certain Shareholders File Preliminary Proxy Materials for the Election of Five Highly-Qualified Directors at the 2016 Annual Meeting of RiceBran Technologies

• LF-RB Management, LLC and certain shareholders file preliminary proxy materials for election of five highly qualified individuals to the RiceBran Board

• The shareholders of RiceBran are entitled to long and overdue changes to the Board

• LF-RB Management has sought to work with the Board to improve strategy, cost structure, capital allocation, executive compensation and corporate governance

June 03, 2016 02:25 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--LF-RB Management, LLC (“LF-RB”) and certain shareholders (collectively, the “LF-RB Group”), which beneficially own an aggregate of 952,569 shares of the common stock of RiceBran Technologies (“RIBT” or the “Company”) (Nasdaq: RIBT), filed preliminary proxy materials with the Securities and Exchange Commission on June 1, 2016, available at www.sec.gov, seeking the election of five highly-qualified directors at the June 22, 2016 Annual Meeting of Shareholders of RIBT.

Many members of the LF-RB Group are long-term shareholders of the Company. Over this time, we have consistently sought to work constructively with the management and the Board in an effort to improve the Company’s strategy, cost structure, capital allocation, executive compensation, and corporate governance; all with the aim of creating long-term shareholder value.

“We have made repeated attempts to work cooperatively and constructively with the Company to achieve our objective of creating a Board that would truly represent the best interests of all shareholders. Unfortunately, throughout our discussions with the current RiceBran Board, the Board has failed to seriously address our concerns, and it has become clear that the Board will only take action in reaction to significant shareholder pressure. As a last resort, we are seeking your support to elect five highly qualified and experienced executives and investor/owners to the Board of Directors of the Company at the June 22, 2016 Annual Meeting of Shareholders,” said Gary L. Herman, LF-RB’s Managing Member.

As a long-term investor in RiceBran, we are focused on changes that we believe are essential to establish a platform for long-term shareholder value creation. We believe the current Board is entrenched and that its interests are not properly aligned with the interests of the Company’s shareholders. RiceBran’s directors appear complacent about current management’s weak strategic execution, ineffective financial stewardship and mediocre performance. Given the duration and magnitude of RiceBran’s underperformance under the leadership of the current Board members, we believe the best outcome for our fellow long-term shareholders would be driven by changes at the Board and management levels. Highlights of this destruction of shareholder value, as well as the Company’s stagnant financial performance, are set forth below:

  During the period from December 31, 2012 to May 30, 2016, RiceBran’s Common Stock has experienced an absolute stock price decline of 86.2%, from $10.80 per share to $1.49 per share.
  During the tenure of most members of the current Board, from 2012 to 2015, the Company accumulated $55.8 million in net losses attributable to RiceBran shareholders. Despite these losses, the total compensation of the Company’s Named Executive Officers compensation was more than $7 million during that period.
  The current Board has approved several rounds of financing of more than $30 million in the aggregate, which not only diluted equity ownership but, more importantly, the allocation of that capital has yet to translate into improved shareholder value.

We believe that the Company’s disappointing financial performance, as reflected by the significant decrease in the market price of the Company’s common shares, has created an urgent need for the Company’s shareholders to vote to effect a substantial change to the Company’s Board of Directors.

We also believe RiceBran has a path to revitalize its valuation, revenue and income based on the following reasonable business, operating and financial strategies, among others:

  Appoint a new CEO with relevant experience to turn around the Company’s business, and evaluate the performance of the CFO and other members of senior management and, if necessary and appropriate, replace them with experienced executive candidates we have identified or will identify.
  Conduct a thorough assessment of the Brazilian and low margin animal feed businesses
  Right-size SG&A expenses to fit more in line with the Company’s revenue.
  Implement a growth plan that is focused on effectively utilizing the Company’s resources to penetrate the food, beverage and nutraceuticals markets and drive product adoption and sales.

Due to this Board’s governance failures and the Company’s lack of value creation, the LF-RB Group strongly believes that substantial change and fresh experience on the RIBT Board is critical to our goal of increasing value for all shareholders.

We are disappointed that the RIBT Board has failed to meaningfully engage with us on what we believe is a long overdue change to the Board and the senior management team. While the LF-RB Group continues to be open to dialog with the Company to find a resolution that is in the best interests of shareholders, we filed preliminary proxy materials with the Securities and Exchange Commission yesterday. The LF-RB Group is seeking the election of five highly qualified individuals to the RIBT Board, which is comprised of seven directors in total, at the 2016 Annual Meeting of Shareholders.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

LF-RB Management, LLC (“LF-RB”), Gary L. Herman, a Managing Member of LF-RB (“Mr. Herman”), Michael Goose, a Managing Member of LF-RB (“Mr. Goose”), Stephen D. Baksa (“Mr. Baksa”), Larry Hopfenspirger (“Mr. Hopfenspirger”), Richard Bellofatto (“Mr. Bellofatto”), Edward M. Giles (“Mr. Giles”) and Richard Jacinto II (“Mr. Jacinto”) (collectively, the “LF-RB Group”) have filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and an accompanying GOLD proxy card to be used by the LF-RB Group and the other participants in this solicitation, Beth Bronner and Brent Rosenthal (collectively, the “Participants”), to solicit proxies for the election of the LF-RB Group’s slate of five (5) director nominees to the Board of Directors of RiceBran Technologies, a California corporation (the “Company”), at the Company’s 2016 Annual Meeting of Shareholders scheduled to be held on Wednesday, June 22, 2016 (the “Solicitation”).

THE LF-RB GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. ALLIANCE ADVISORS, LLC, THE LF-RB GROUP’S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE PROXY MATERIALS WITHOUT CHARGE UPON REQUEST BY CALLING TOLL-FREE AT (855) 742-8269.

As of the date hereof, LF-RB may be deemed to beneficially own 952,569 shares of common stock of the Company (“Common Stock”) owned by the LF-RB Group in the aggregate by virtue of a voting agreement and other understandings in effect among certain members of the LF-RB Group. As of the date hereof, Mr. Baksa beneficially owns 496,710 shares of Common Stock, representing an aggregate of 357,863 shares owned by Mr. Baksa and 139,047 shares underlying warrants to purchase Common Stock exercisable within 60 days. This total does not include 51,233 shares owned by trusts for the benefit of Mr. Baksa’s adult children. Mr. Baksa’s wife is the sole trustee of such trusts, and Mr. Baksa disclaims beneficial ownership of such shares. As of the date hereof, Mr. Jacinto beneficially owns 144,551 shares of Common Stock, which consist only of shares directly held by Richard Jacinto Roth IRA. As of the date hereof, Mr. Bellofatto beneficially owns 150,000 shares of Common Stock. As of the date hereof, Mr. Hopfenspirger beneficially owns 115,148 shares of Common Stock. As of the date hereof, Mr. Giles beneficially owns 42,280 shares of Common Stock. As of the date hereof, Mr. Herman directly or through his affiliates, owns 3,480 shares of Common Stock. As of the date hereof, neither Ms. Bronner nor Mr. Goose directly owns any securities of the Company. Each of Mr. Herman and Mr. Goose, as managing members of LF-RB, may be deemed to have shared voting power with respect to, and beneficial ownership of, the 952,569 shares of Common Stock held by the members of the LF-RB Group. Each member of the LF-RB Group, as a member of a “group” with the other LF-RB Group members for the purposes of Rule 13d-5(b)(1) under the Exchange Act, may be deemed to beneficially own the shares of Common Stock beneficially owned in the aggregate by the other members of the LF-RB Group. Each of Messrs. Herman, Goose, Baksa and Rosenthal and Ms. Bronner (the “Nominees”) has an interest in being elected as a director of the Company at the Annual Meeting. If the Nominees are elected to the Board, it is expected that Mr. Goose will be appointed as the Company’s Chief Executive Officer.

About LF-RB Management, LLC

LF-RB Management, LLC was established by a group of professionals with significant experience in activist investing, undervalued companies and strategies to create shareholder value.

Contacts

Investor:
LF-RB Management, LLC
Gary Herman, Managing Member
212-247-0581
or
Alliance Advisors LLC
Peter Casey
973-873-7710